                                                                  EXHIBIT 10.42


Balanced Care Corporation [Logo]


September 2, 1997


Mr. Hal K. Waldman
Senior Living Centers, Inc.
223 Pittsburgh Street
Saxonburg, PA 16056


                                LETTER OF INTENT

Dear Mr. Waldman:

        We are pleased to present this letter of intent (the "LOI"), which sets forth the basic terms and conditions upon which Balanced Care Corporation, a Delaware corporation (or a subsidiary thereof, "Buyer"), would acquire the assets in connection with that certain facility licensed in Pennsylvania as a personal care and skilled nursing care facility and known as Saxony Health Center (the "Facility"), located at 223 Pittsburgh Street, Saxonburg, PA 16056, owned by Senior Living Centers, Inc., a Pennsylvania corporation ("Seller").

        Except for the provisions of Paragraphs 6 through 11 (which are intended to be legally binding and enforceable), this LOI is not intended to constitute a contract or an offer to enter into a contract, not to be binding upon either party, nor to create any legal obligations or rights for either party with respect to any of the matters set forth herein.

        It is our present mutual intent to proceed with the proposed transaction as follows:

                1.      ACQUISITION.

                Buyer's acquisition of the Facility will be structured as an asset purchase. It is the intent of the parties that Buyer shall acquire all of the operating assets associated with the Facility, which may include, but not be limited to, the land, buildings, furniture, fixtures, machinery, equipment, inventory, some prepaid expenses and rents, supplies, leases, licenses, contract rights, resident deposits and escrow accounts, copies of resident records, aggregated work force, copies of employee records, policies and procedures and marketing and public relation materials in connection therewith (collectively, the "Assets").

Mr. Hal K. Waldman
September 2, 1997
Page 2


                2.      PURCHASE PRICE.

                The purchase price for the Assets shall be $8,800,000 (the "Purchase Price"). The Purchase Price shall be due and payable by Buyer in cash at closing. Buyer and Seller agree that the purchase price will be allocated between the Facility and the covenant not to compete contained in Paragraph 5(b) hereof in the manner that is mutually acceptable to the parties. Buyer will pay a nonrefundable deposit of $100,000 ("Deposit") to Seller, which Deposit shall be applied to the Purchase Price at closing of the transaction contemplated herein.
        The Deposit is payable on the earlier of (a) the date by which Buyer has obtained both a commitment for financing and board approval of the transaction contemplated herein and of the Asset Purchase Agreement; or
        (b) the fortieth day after the execution of this LOI. There will reasonable and customary allocations such as real estate taxes, employee wages, prepaid expenses and resident payments. There will be no credit allocated by Seller to Buyer at Closing for any employee vacation benefits accrued pre-Closing but not taken as of the date of Closing.

                3.      FINANCIAL STATEMENTS; OTHER INFORMATION.

                (a) FINANCIAL STATEMENTS. Upon execution of this LOI, Seller will deliver to Buyer reviewed financial statements for Seller's last three years. In addition, Seller will provide to Buyer, as soon as the same become available through the closing date, but no later than 20 days after the last day of any given month, a monthly statement of profit and loss of Seller for the Facility. Said financial statements shall fairly and accurately represent the operating results and financial position of Seller for the periods covered thereby. Seller authorizes representatives of Buyer to review and make copies or extracts from all relevant books, records and work papers in connection with the foregoing.

                (b) OCCUPANCY REPORTS. It is acknowledged that Seller has delivered to Buyer occupancy reports for the Facility for the last two years. Seller shall deliver current occupancy reports, as soon as the same become available through the closing date, but no later than 5 days after the last day of any given week.

                (c) RENT ROLLS. Seller will deliver to Buyer existing rent rolls for the Facility and, as soon as the same become available through the closing date, but no later than 5 days after the last day of any given month, the current rent rolls.

                (d) SURVEYS/INSPECTIONS. Seller will deliver to Buyer federal and/or state surveys or inspections for the current year and the two immediately preceding years for the Facility and the most recent surveys and inspections as soon as the same become available through the closing date, but no later than 15 days after the last day of any given month.

Mr. Hal K. Waldman
September 2, 1997
Page 3


                (e) COST REPORTS; RATE SCHEDULE. Seller will deliver to Buyer cost reports for 1995 and 1996 and the current rate schedule for the Facility.


                4.      REVIEW.

                Upon approval of the terms as defined herein by Seller, Buyer shall conduct, to the extent deemed necessary in its sole discretion, a review of the businesses, Assets (including physical condition), liabilities, financial condition and results of operations of Seller. Seller will permit Buyer to have access to, and make copies and extracts from, the Facility's books, records, work papers and inspection reports of Seller relating thereto. Seller will also permit Buyer's construction and operational representatives, surveyors, environmental consultants and appraisers to conduct an on-site review of the Facility, but each only with the prior authorization and knowledge of Hal K. Waldman. Said construction and operational representatives, surveyors, environmental consultants and appraisers will not discuss with any employee of Seller in the course of said review any aspect of the businesses. Assets, liabilities, financial condition or results of operations of Seller, without the prior authorization and knowledge of Hal K. Waldman. Buyer will conduct its review during normal business hours and in such a manner that will not interfere or disrupt Seller's normal business operations.

                5.      DEFINITIVE AGREEMENT; TERMS AND CONDITIONS.

                Immediately following execution of this LOI by the parties hereto, Buyer will commence with the preparation and negotiation of a definitive asset purchase agreement governing the transaction contemplated hereby (the "Agreement"). The Agreement shall be in a form and substance, and contain such customary terms, conditions, representations, warranties, indemnities and remedies, as are mutually satisfactory to the parties hereto, including, but not limited to, the following:

                (a) CONDITIONS PRECEDENT. The obligation of Buyer to consummate the transaction contemplated under the Agreement shall be subject to and contingent upon the satisfaction, on or before the specified date (but in any event no later than closing), of the following express conditions precedent:

Mr. Hal K. Waldman
September 2, 1997
Page 4


                        (i) On or before the fortieth day after the execution of this LOI, Buyer shall have received a written binding commitment binding from a real estate investment trust or other financing source(s) to provide the necessary financing for Buyer's acquisition of the Assets under the Agreement, upon terms and conditions satisfactory to Buyer in its sole and absolute discretion.

                        (ii) On or before the fortieth day after the execution of this LOI, Buyer shall have completed its review of Seller's operations as contemplated in Paragraphs 3 and 4 of this LOI, the results of which shall be satisfactory to Buyer in its sole and absolute discretion.

                        (iii) On or before the fortieth day after the execution of this LOI, Buyer shall have obtained approval by its board of directors for the execution and delivery of the Agreement by Buyer, the performance by Buyer of its obligations thereunder and the sale and purchase of the Assets.

                (b) Seller shall be provided written communication as to the release of all three conditions precedent.


                (c) COVENANT NOT TO COMPETE. For a period of years (to be determined) following closing on the sale of the Facility to Buyer, Seller and officer, directors and shareholders will agree not to directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of any independent living facility, assisted living or personal care home, skilled nursing facility within an area of the Facility which is mutually agreed upon by the parties. Ownership in all publicly traded companies is excluded from the covenant.

        6.      CLOSING.

        Time shall be of the essence with respect to the negotiation, execution and delivery of the Agreement governing the transaction contemplated herein and the parties hereto agree to use their best efforts to close within 90 consecutive calendar days from date of execution of this Letter of Intent by the parties hereto.

Mr. Hal K. Waldman
September 2, 1997
Page 5

        7.      EXPENSES.

        Seller, on the one hand, and Buyer, on the other, shall each pay their respective fees and expenses and those of their respective agents and advisors whether or not the transaction is ever consummated.

        8.      OTHER OFFERS.

        In consideration of the legal, accounting and other costs and fees which Buyer will incur in connection with the investigation of Seller's operations, unless Buyer fails to provide Seller with written notice, as provided in Section 5(b) hereof, Seller agrees that for a period of 40 consecutive calendar days following execution of this LOI, neither Seller nor any of its shareholders, partners, members or beneficial owners, of any nature whatsoever, as the case may be, or any entity or individual affiliated with any of the foregoing, directly or indirectly, will solicit the interest of any other person or entity or take part in any discussion concerning a possible acquisition of Seller or its Assets, nor will Seller or any related entity or individual, directly or indirectly, conduct any negotiations for any such acquisition with any person or entity other than Buyer or accept any offer from any such person or entity to purchase Seller or its Assets.

        9.      CONFIDENTIALITY.

        In order to facilitate the transaction contemplated herein, each party may deem it necessary or desirable to disclose certain of its proprietary and/or confidential information to the other party. As used herein, the term "proprietary and/or confidential information" shall mean all information of, or relating to, such party that is not generally available or disclosed to the public, including but not limited to, financial information, proprietary systems and methods for delivery of services. Each party acknowledges that all such information constitutes confidential and/or proprietary information of such other party and agrees it shall (i) keep such information confidential in accordance with the terms of this LOI and to the extent permitted by law,
(ii) use and disclose such information solely for the purpose of performing its obligations hereunder and (iii) not otherwise disclose or make use of such information except in accordance with the terms of this LOI and to the extent required by law.

Mr. Hal K. Waldman
September 2, 1997
Page 6

        10.     PUBLICITY.

        Except as may otherwise be provided herein, Buyer and Seller agree that no disclosure or other publicity concerning the transaction contemplated herein shall be made prior to consummation without the mutual written consent of the parties hereto.

        11.     CHOICE OF LAW.

        The validity and interpretation of this LOI and the Agreement shall be construed in accordance with, and governed by, the internal laws of the Commonwealth of Pennsylvania.

        If the foregoing accurately sets forth your intentions with respect to the transaction outlined above, please so indicate by signing the enclosed copy of this LOI in the space provided and return it to me.

Very truly yours,

BALANCED CARE CORPORATION


By: /s/ BRIAN L. BARTH
    ------------------------------
    Brian L. Barth, Vice President


    Accepted and agreed to this 2nd day of September by:

SENIOR LIVING CENTERS, INC.


By: /s/ HAL K. WALDMAN
    ------------------------------
    Hal K. Waldman
    Title: President